410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO-(October 16, 2019)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.25 per share of the Company’s Common Stock and $0.1875 per share of the Company’s Class B Stock.

The dividends declared will be payable on November 29, 2019 to stockholders of record at the close of business on November 15, 2019. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for sixteen consecutive years.

Oil-Dri expects to release earnings for its first quarter of fiscal 2020 after the close of the U.S. stock market on Friday, December 6, 2019.

Oil-Dri will combine its first quarter of fiscal 2020 earnings teleconference with its Annual Meeting of Stockholders on Wednesday, December 11, 2019 at 9:30 am Central Time. The meeting will be held at The University of Chicago Booth School of Business, Gleacher Center, 450 Cityfront Plaza Drive, Chicago, IL 60611. The record date for voting eligibility at the Annual Meeting is Monday, October 14, 2019.

Participation details will be communicated via web alert approximately one week prior to the teleconference calls and are available on our website’s Events page.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone. To learn more about the Company, visit oildri.com.

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515